UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2008

ICONIX BRAND GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-10593	11-2481093
(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

1450 Broadway, New York, NY		10018
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (212) 730-0030

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(i) At the May 15, 2008 annual meeting, the stockholders of Iconix Brand Group, Inc. (the “Company”) approved the adoption of the Company’s Executive Incentive Bonus Plan (the “Bonus Plan”) but did not approve a proposed amendment that would have increased the shares of the Company’s common stock available under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”).

The material features of the Bonus Plan are described below:

•
The purpose of the Bonus Plan is to promote the achievement of the Company’s short-term, targeted business objectives by providing competitive incentive reward opportunities to those executive officers of the Company who can significantly impact the Company’s performance towards those objectives. Further, the Bonus Plan enhances the Company’s ability to attract, develop and motivate individuals as members of a talented management team. As described herein, the awards made under the Bonus Plan may recognize Company, business unit, team and/or individual performance.

•	The Bonus Plan is administered, and can be amended by, by the Compensation Committee of the Company’s Board of Directors.

•
Awards made under the Bonus Plan will be subject to a participant achieving one or more performance goals established by the Compensation Committee. The performance goals may be based on the overall performance of the Company, and also may recognize business unit, team and/or individual performance. No payment will be made under the Bonus Plan unless the Compensation Committee certifies that at least the minimum objective performance measures have been met. Such performance measures may include specific or relative targeted amounts of, or changes in: earnings before interest, depreciation, taxes and amortization (“EBIDTA”); revenues; expenses; net income; operating income; equity; return on equity, assets or capital employed; working capital; stockholder return; production or sales volumes; or certain other objective criteria.

•	The Compensation Committee has the discretion under the Bonus Plan to reduce the amount payable to, or to determine that no amount will be paid to, a participant. Awards are paid in cash.

•
The amount of any award under the Bonus Plan will vary based on the level of actual performance. The amount of any award for a given year is determined for each participant by multiplying the individual participant’s actual base salary in effect at the end of that year by a target percentage (from 0% to 200%), related to the attainment of one or more performance goals, determined by the Compensation Committee. In the event that an award contains more than one performance goal, participants in the Bonus Plan will be entitled to receive the portion of the target percentage allocated to the performance goal achieved. In the event that the Company does not achieve at least the minimum performance goals established, no award payment will be made.

The foregoing description of the Bonus Plan is qualified in its entirety by reference to the Bonus Plan, a copy of which is filed as Annex B to the Company’s Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 7, 2008 and incorporated by reference herein.

(ii) In order to provide the Company with the ability to make additional grants of stock-based awards under the 2006 Plan, on May 21, 2008, Neil Cole, the Company’s Chairman, Chief Executive Officer and President; and the Company entered into an agreement (“Agreement”) that provides for the rescission of a total of 256,034 of the 571,150 performance stock units (“PSU’s”) previously granted to Mr. Cole under the 2006 Plan pursuant to the terms of his January 28, 2008 employment agreement with the Company (“Employment Agreement”). The Agreement also provides that such 256,034 rescinded PSU’s (the “Subject PSU’s”) are to be added to the 216,639 PSU’s Mr. Cole shall be entitled to receive in the future under the Employment Agreement. Under the Agreement, the future issuance to Mr. Cole of the 256,034 Subject PSU’s or any portion thereof is conditioned upon (i) the grant thereof by the administrator of the 2006 Plan or any successor plan and (ii) either (x) receipt of stockholder approval of an additional number of shares of the Company’s common stock available for awards under the 2006 Plan or a successor plan  or (y) the availability of common stock of the Company under the 2006 Plan or a successor plan in an amount at least equal to the number of shares of common stock underlying the portion of the Subject PSU’s granted.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICONIX BRAND GROUP, INC.
(Registrant)

By:  /s/ Warren Clamen
Warren Clamen
Chief Financial Officer

Date: May 21, 2008